Exhibit 10.11
AVALONBAY COMMUNITIES, INC.
2009 STOCK OPTION AND INCENTIVE PLAN
Amendment approved by the Board of Directors at a Meeting held on May 21, 2014, following a Stockholder vote

Whereas:
The stockholders of the Company have approved certain performance criteria used to establish performance goals under the AvalonBay Communities, Inc. 2009 Stock Option and Incentive Plan (the “Stock Incentive Plan), including the addition of “leverage” as an additional metric that can be used to establish performance goals under the Stock Incentive Plan.

Resolved:
That the definition of “Performance Criteria” in the Stock Incentive Plan, as approved by the shareholders of the Company on May 21, 2009, is hereby amended in its entirety to read as follows (deleted language is strikethrough; modified or added language is underscored):

“Performance Criteria” means the criteria that the Administrator selects for purposes of establishing the Performance Goal or Performance Goals for an individual for a Performance Cycle. The Performance Criteria (which shall be applicable to the organizational level specified by the Administrator, including, but not limited to, the Company or a unit, division, group, or Subsidiary of the Company) that will be used to establish Performance Goals are limited to the following: (i) earnings before interest, taxes, depreciation and amortization; (ii) net income (loss) (either before or after interest, taxes, depreciation and/or amortization); (iii) changes in the market price of the Stock; (iv) cash flow; (v) funds from operations or similar measure; (vi) sales or revenue; (vii) acquisitions or strategic transactions; (viii) operating income (loss); (ix) return on capital, assets, equity, or investment; (x) total stockholder returns or total returns to stockholders; (xi) gross or net profit levels; (xii) productivity; (xiii) expense; (xiv) margins; (xv) operating efficiency; (xvi) customer satisfaction; (xvii) working capital; (xviii) earnings per share of Stock; ~~or~~ (xix) lease up performance, net operating income performance or yield on development or redevelopment communities, and/or (xx) leverage (measured as a ratio based on debt or interest expense to earnings before interest, taxes, depreciation and amortization (EBITDA) or to total market capitalization, or similar measures), any of which under the preceding clauses (i) through (xx~~xix~~) may be measured either in absolute terms or as compared to any incremental increase or as compared to results of a peer group.